UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2014

POWER REIT
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

000-54560
(Commission File Number)

45-3116572
(IRS Employer Identification No.)

301 Winding Road
Old Bethpage, NY 11804
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0373

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On April 16, 2014, Power REIT announced that two of its subsidiaries have closed a previously announced acquisition of real estate and entered into a $26.2 million credit facility, respectively.

As of April 14, 2014, a recently formed, wholly owned, indirect subsidiary of Power REIT completed the acquisition of approximately 450 acres of land in Kern County, California, near Fresno (the “Kern County Acquisition”). The land is the site for a 60 Megawatt (AC) solar photovoltaic power generation project that is currently under construction.

Through its subsidiary, Power REIT acquired the land from the power project owner/developer and is leasing the land back to the owner/developer pursuant to a lease with a twenty-year initial term and two five-year extensions at the option of the lessee. Rent is payable to Power REIT in quarterly installments in advance, commencing upon lease effectiveness (on April 14, 2014). The initial annual rent is approximately $735,000 and the lease calls for annual rent escalations of 1%. The lease is a “triple net” lease, with all expenses to be paid by the tenant. During the extension periods, rent will be the greater of a stated rental rate defined in the lease or a percentage of project-level gross revenue. The acquisition price, not including transaction and closing costs, is approximately $9.2 million.

The owner/developer of the project is a wholly owned subsidiary of an international solar technology company that has significant experience developing, constructing and operating large-scale solar power generating projects. The project has a 20-year power purchase agreement with a major California power company.

Also as of April 14, 2014, another subsidiary of Power REIT – its recently formed, wholly owned, direct subsidiary, Power REIT Financo, LLC – entered into a $26.2 million credit facility with a major institutional lender (the “Credit Facility”). The Credit Facility is being used to fund a portion of the Kern County Acquisition and may be used to help fund additional acquisitions. The Credit Facility may also be used to refinance, in part, the existing bridge financing that Power REIT received in late 2013 from Hudson Bay Partners, L.P., a wholly owned affiliate of our Chairman and CEO, Mr. David H. Lesser, in order to make a prior solar project land acquisition. The Credit Facility has a five-year term and carries an interest rate of 350 basis points over LIBOR during the first three years, and 400 basis points over LIBOR during the remainder of the term. Power REIT has entered into interest rate hedging strategies designed to minimize the risks associated with any refinancing and with interest rate swings.

The portion of the acquisition price of the real estate that is not being financed through the Credit Facility is being paid with proceeds from recent sales of Power REIT’s 7.75% Series A Preferred Stock (NYSE MKT: PW.PRA) and with cash on hand.

A copy of Power REIT’s press release announcing the real estate acquisition and the Credit Facility accompanies this current report on Form 8-K, as Exhibit No. 99.1 thereto.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits.

Ex. No.	Description

99.1	Press release dated April 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER REIT

Date: April 16, 2014	By:	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, Secretary & Treasurer